Exhibit 21.1

EVGO INC.

Subsidiaries

Company	Jurisdiction of Organization
CRIS Thunder Merger LLC	Delaware
EVgo OpCo, LLC	Delaware
EVgo Holdco, LLC	Delaware
EVgo Services LLC	Delaware
EVgo Ride Share LLC	Delaware
EVgo Recargo HoldCo LLC	Delaware
EVgo Recargo, LLC	California